                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
             Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                          MASCO CORPORATION
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                          MASCO CORPORATION
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

                               MASCO CORPORATION

                              21001 Van Born Road
                             Taylor, Michigan 48180

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF MASCO CORPORATION:

     The Annual Meeting of Stockholders of Masco Corporation will be held at the offices of the Company, 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 18, 1994 at 10:00 A.M., Eastern daylight time. The purposes of the meeting, which are set forth in detail in the accompanying Proxy Statement, are:

     1. To elect two Class III Directors; and

     2. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 1, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to be present at the meeting, you are requested to sign and return the Proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Your prompt attention will be appreciated. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors


                                                      /s/ EUGENE A. GARGARO, JR.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary
April 18, 1994

                                PROXY STATEMENT

                    To be mailed on or about April 21, 1994

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 18, 1994

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 18, 1994 at 10:00 A.M., Eastern daylight time, and at any adjournment thereof.

     The expense of this solicitation will be borne by the Company. Solicitation will be by use of the mails, and executives officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Company, Inc. to assist in the solicitation of Proxies for a fee of $8,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record as of the close of business on April 1, 1994 will be entitled to vote at the Annual Meeting. Each share of outstanding Company Common Stock is entitled to one vote. As of April 1, 1994 there were 156,481,172 shares of Company Common Stock, $1 par value, outstanding and entitled to vote.

     The shares represented by the Proxy will be voted as instructed if received in time for the Annual Meeting. Any person signing and mailing the Proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Eugene A. Gargaro, Jr., Secretary) at its executive offices at 21001 Van Born Road, Taylor, Michigan 48180, or at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class III Directors expires at this meeting and the Board of Directors proposes the re-election of Richard A. Manoogian and Erwin L. Koning to serve as the Class III Directors for a term expiring at the 1997 Annual Meeting or until their respective successors are elected and qualified. The current Class I and Class II Directors intend to continue in office for their respective terms. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of such nominees unless a contrary direction is indicated. If prior to the meeting either nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

     Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions do not affect the determination of whether a quorum is present. Assuming a quorum is present, Directors are elected by a plurality of the votes cast by the holders of Company Common Stock. The two individuals who receive the largest number of votes cast are elected as Directors; therefore, any shares not voted (whether due to abstention or broker non-vote) do not affect the election of Directors.

     Information concerning the nominees and continuing Directors is set forth below.

                                                                             SHARES OF
                                                          FIRST BECAME        COMPANY
                                                             AND HAS        COMMON STOCK
                 NAME, AGE, PRINCIPAL                      SERVED AS A      BENEFICIALLY
             OCCUPATION AND DIRECTORSHIPS                DIRECTOR OF THE    OWNED AS OF
        OF OTHER PUBLICLY REGISTERED COMPANIES            COMPANY SINCE    APRIL 1, 1994
- ------------------------------------------------------   ---------------   --------------
      CLASS I (TERM TO EXPIRE AT 1995 ANNUAL MEETING)
Arman Simone, 66......................................    1952 to 1969           72,000
  Retired, formerly President of Simone Corporation,     and since 1972
  commercial builders and developers

Wayne B. Lyon, 61.....................................        1988              274,178
  President and Chief Operating Officer of the
  Company; Director of Comerica Incorporated, Formica
  Corporation and Payless Cashways, Inc.

Peter W. Stroh, 66....................................        1992                  500
  Chairman and Chief Executive Officer of The Stroh
  Brewery Company, a manufacturer of malt beverage
  products; Director of NBD Bancorp, Inc.

                                                                             SHARES OF
                                                          FIRST BECAME        COMPANY
                                                             AND HAS        COMMON STOCK
                 NAME, AGE, PRINCIPAL                      SERVED AS A      BENEFICIALLY
             OCCUPATION AND DIRECTORSHIPS                DIRECTOR OF THE    OWNED AS OF
        OF OTHER PUBLICLY REGISTERED COMPANIES            COMPANY SINCE    APRIL 1, 1994
- ------------------------------------------------------   ---------------   --------------
      CLASS II (TERM TO EXPIRE AT 1996 ANNUAL MEETING)

Dr. Lillian Bauder, 54................................        1992                1,000
  President and Chief Executive Officer of Cranbrook
  Educational Community; Director of The Detroit
  Edison Company

John A. Morgan, 63....................................        1969                1,600
  Partner, Morgan Lewis Githens & Ahn, investment
  bankers; Director of FlightSafety International,
  Inc., MascoTech, Inc., McDermott International, Inc.
  and TriMas Corporation

      CLASS III (NOMINEES FOR TERM TO EXPIRE AT 1997
                ANNUAL MEETING)

Richard A. Manoogian, 57..............................        1964            3,927,398
  Chairman of the Board and Chief Executive Officer of
  the Company and of MascoTech, Inc., and Chairman of
  the Board of TriMas Corporation; Director of NBD
  Bancorp, Inc.

Erwin L. Koning, 82...................................        1964                4,000
  Retired, formerly Senior Vice President of National
  Bank of Detroit

     For further information concerning beneficial ownership, see "Security Ownership of Management." For further information concerning MascoTech and TriMas, see "Certain Relationships and Related Transactions."

     All of the nominees and Directors have been engaged during the past five years in the occupations listed in the preceding table.

     The Board of Directors held five meetings during 1993. The Audit Committee of the Board of Directors, consisting of Dr. Lillian Bauder, Erwin L. Koning, John A. Morgan and Peter W. Stroh, held two meetings during 1993. It reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent accountants, the scope of audit procedures, the nature of services to be performed by the independent accountants and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Messrs. Koning, Morgan and Simone, held four meetings during 1993. It establishes and monitors executive compensation and administers and determines awards and options granted under restricted stock incentive and stock option plans. The Board of Directors has not established a separate committee of its members to nominate candidates for election as Directors.

     Each Director (other than Messrs. Manoogian and Lyon, who are also Company employees) receives an annual fee and a payment for each Board of Directors meeting (and committee meeting if not held on a date on which the entire Board holds a meeting) which the Director physically attends. The annual fee paid for 1993 was $48,000 and the fee for each such Board and Committee meeting was $750.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information concerning beneficial ownership of Company Common Stock as of April 1, 1994 by (i) each of the Directors, (ii) each of the named executive officers (as hereinafter defined), and (iii) all Directors and executives officers of the Company as a group.

                                          SHARES OF COMPANY COMMON    PERCENTAGE OF COMPANY COMMON
                 NAME                     STOCK BENEFICIALLY OWNED      STOCK BENEFICIALLY OWNED
- ---------------------------------------   ------------------------    ----------------------------
Dr. Lillian Bauder.....................               1,000                          *
Erwin L. Koning........................               4,000                          *
Wayne B. Lyon..........................             274,178                          *
Richard A. Manoogian...................           3,927,398                         2.5
John A. Morgan.........................               1,600                          *
Arman Simone...........................              72,000                          *
Peter W. Stroh.........................                 500                          *
Ronald L. Jones........................              99,450                          *
Raymond F. Kennedy.....................             153,437                          *
Richard G. Mosteller...................             136,594                          *
All 19 Directors and executive officers
  of the Company as a group (excluding
  subsidiary, divisional and group
  executives)..........................           6,939,282                         4.4

- -------------------------
* Less than one percent

     Shares beneficially owned by the Directors, executive officers and all Directors and executive officers as a group include shares held by certain foundations and trusts and under employee long-term incentive programs, as described below, and except for shares so held, the Directors and executive officers have sole voting and investment power with respect to their shares. Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case an aggregate of 2,340,200 shares owned by charitable foundations of which Mr. Manoogian is a Director. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 23,200 shares owned by a charitable foundation of which Mr. Lyon is a Director. Shares owned by all Directors and executive officers of the Company as a group include 25,530 shares held by trusts of which an executive officer is a trustee. The Directors of the foundations and the trustee exercise voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian and Lyon and the executive officer who is trustee for such trusts disclaim beneficial ownership of such shares. Also included are shares issuable under stock options exercisable prior to May 31, 1994, (63,000 shares for Mr. Jones, 68,537 shares for Mr. Kennedy, 30,000 shares for Mr. Lyon, 577,740 shares for Mr. Manoogian, 56,722 shares for Mr. Mosteller and 1,089,500 shares for all Directors and executive officers as a group) and unvested restricted award shares issued under the Company's stock incentive plans (27,050 shares for Mr. Jones, 48,630 shares for Mr. Kennedy, 47,150 shares for Mr. Lyon, 61,148 shares for Mr. Manoogian, 27,560 shares for Mr. Mosteller and 331,824 shares for all Directors and executive officers as a group). Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and position as a Director and an executive officer.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     One of Masco Corporation's primary business objectives is to maximize long-term stockholder returns. To achieve this objective, the Company believes it is necessary to attract, retain and motivate the highest quality management team possible that can conceptualize, strategize and tactically implement business development, product development, manufacturing technologies and marketing and service programs to generate long-term profit growth.

     Establishing compensation programs generally and determining the compensation of individual executive officers are complex matters involving numerous issues and a variety of data. The approach of the Compensation Committee, which is composed entirely of outside, non-employee Directors, is primarily subjective in nature. The Committee identifies relevant factors to be considered, such as the need to be competitive in the market for executive talent and to provide incentives and rewards for individual and corporate performance. However, the Committee maintains a flexible approach that is based on the exercise of judgment and discretion and reflects the Company's entrepreneurial operating environment and long-term performance orientation. Precise formulas, targets or goals are not utilized and specific weights are not assigned to the various factors. The Committee focuses on the Company's goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules. The Committee believes the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead the Company is key to the Company's success.

     The present compensation arrangement for executive officers consists of a blend of base salary, annual cash bonus and long-term (up to ten-year) incentives utilizing Company Common Stock. The Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices within the Company's industries (including companies that are included in the S&P Building Materials Index and the S&P Furniture & Household Products Index), and in addition, the compensation-related policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the

Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries are usually adjusted annually by establishing ranges for increases for executive officers that reflect inflation, promotions and merit and that are similar to the ranges established for other corporate office employees. Bonuses are adjusted annually in a similar manner. The salary ranges reflect changes observed in general compensation levels of salaried employees, and in particular within the geographic area of the Company's corporate office and within the Company's industries. In addition, the Company's performance for the particular year and the Company's prospects are more significant factors in determining ranges for year-end bonuses than in determining salary ranges. In connection with the award of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, market share performance and the achievement of budget objectives and forecasts. However, the Committee does not identify specific goals that must be satisfied in order for bonuses to be awarded. Salary and bonus adjustments are subject to variances from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. In general, the potential bonus opportunity for executive officers is up to fifty percent of base salary.

     Restricted stock awards and stock options granted under the 1991 Long Term Stock Incentive Plan are used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. The Committee believes that the level of restricted stock awards and option grants must be sufficient in size and potential value to provide a strong incentive and to reinforce the individual's commitment to the Company. The history of restricted stock awards and stock option grants previously granted to an executive is also a factor in determining new awards and grants, and in general the potential opportunity for annual restricted stock awards is up to thirty percent of base salary. The Committee recognizes that the dollar value of these stock-based incentives can appreciate to substantial amounts as a result of the Company's extended vesting schedule, since there is a longer time period for the Company's stock price to appreciate when compared to the shorter vesting schedule used by many other companies which enable individuals to receive their incentives in a shorter time period.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The 1991 Plan provides, however, that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. Each of the named executive officers other than Mr. Manoogian received restricted stock awards in 1993 in conjunction with awards made to key corporate office employees due to the improved financial performance made by the Company during the year.

     Original option grants made under the 1991 Plan generally vest in installments beginning in the third year and extending through the eighth year after grant, and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or termination of the employment or consulting relationship, as to the number of shares then exercisable. The 1991 Plan also provides that upon the occurrence of certain events constituting a change in control of the Company, all options previously granted immediately become fully exercisable. The Committee may permit Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of options, and may accept the surrender of an exercisable option and authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Although there were no original option grants to the named executive officers in 1993, certain of the named executive officers received restoration options. A restoration option is granted when a participant exercises an original stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original option grant. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. The Committee believes restoration options help to align more closely the interests of executives with the long-term interests of stockholders and allow executives to maintain the level of their equity-based interest in the Company through a combination of direct stock ownership and options.

     The Committee has reviewed the new provisions of Internal Revenue Code
Section 162(m) relating to the deductibility of annual executive compensation in excess of $1,000,000, and the proposed regulations relating to Section 162(m). The Company is evaluating the impact of these new provisions to determine whether any changes should be made in the Company's compensation practices.

COMPENSATION OF CEO

     Compensation decisions for all executives, including Mr. Manoogian, the Chairman of the Board and Chief Executive Officer, are generally based on the criteria described above. Mr. Manoogian's salary increase is within the range of increases established by the Committee, and reflects inflation and the other factors that are used to establish the range of increases for executive officers and other corporate office employees. Although bonuses were increased for the other executive officers in light of the improvement in the Company's financial performance in 1993, the Committee deferred any bonus increase and any restricted stock that otherwise would have been awarded to Mr. Manoogian at his recommendation.

                                                                 Erwin L. Koning

                                                                  John A. Morgan

                                                                    Arman Simone

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 1993, 1992 and 1991.

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                             -----------------------
                                                                                     AWARDS
                                                                             -----------------------
                                                 ANNUAL COMPENSATION         RESTRICTED   SECURITIES
                                             ----------------------------      STOCK      UNDERLYING       ALL OTHER
        NAME AND PRINCIPAL POSITION          YEAR     SALARY      BONUS      AWARDS(1)     OPTIONS      COMPENSATION(3)
- -------------------------------------------  ----    --------    --------    ---------    ----------    ---------------
Richard A. Manoogian,                        1993    $908,000    $294,000           0             0         $68,000
  Chairman of the Board                      1992     867,000     294,000           0       939,237(2)       40,000
  and Chief Executive Officer(4)             1991     825,000     294,000           0       400,000               *

Wayne B. Lyon,                               1993    $699,000    $323,000    $173,250       126,125(2)      $54,000
  President and Chief                        1992     651,000     280,000           0        92,532(2)       33,000
  Operating Officer                          1991     620,000     220,000           0       300,000               *

Raymond F. Kennedy,                          1993    $546,000    $268,000    $135,450             0         $42,000
  President -- Building Products             1992     502,000     238,000     545,000        48,537(2)       27,000
                                             1991     473,000     170,000           0       200,000               *

Ronald L. Jones,                             1993    $445,000    $225,000    $110,250             0         $26,000
  President -- Home Furnishings Products     1992     414,000     205,000           0             0          19,000
                                             1991     394,000     172,000           0       170,000               *

Richard G. Mosteller,                        1993    $466,000    $215,000    $116,550        17,000(2)      $41,000
  Senior Vice President -- Finance           1992     434,000     187,000           0             0          26,000
                                             1991     413,000     147,000           0       150,000               *

- -------------------------
 * In accordance with the transitional provisions applicable to the rules on executive officer compensation disclosure adopted by the Securities and Exchange Commission, no amounts are required to be shown under "All Other Compensation" for 1991.

(1) This column sets forth the dollar value as of the date of grant of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). Restricted stock awards are described in more detail under "Executive Compensation Committee Report." As of December 31, 1993, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers under the 1991 Plan and prior plans were: Mr. Manoogian - 100,748 shares valued at $3,728,000; Mr. Lyon - 43,750 shares valued at $1,619,000; Mr. Kennedy -
    49,230 shares valued at $1,822,000; Mr. Jones - 27,600 shares valued at $1,021,000; and Mr. Mosteller - 27,618 shares valued at $1,022,000. As of December 31, 1993, the aggregate number and market value of restricted shares of MascoTech common stock granted under the Company's Restricted Stock (Industries) Incentive Plan held by each of the named executive officers were: Mr. Manoogian - 200,000 shares valued at $5,550,000; Mr. Lyon - 18,000 shares valued at $499,500; Mr. Kennedy - 14,400 shares valued at $399,600; Mr. Jones - none; and Mr. Mosteller - 18,000 shares valued at $499,500. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(2) No original option grants were made in 1993 or 1992. Options shown in those years consist solely of restoration options granted upon the exercise of previously held stock options. A restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(3) This column includes (a) Company contributions of $13,610 to the Company's Profit Sharing Plan for 1993 for the accounts of each of the named executive officers; and (b) cash payments made pursuant to rights associated with the annual vesting of certain restricted stock awards granted in 1989, as follows: Mr. Manoogian - $54,400; Mr. Lyon - $40,700; Mr. Kennedy - $28,100; Mr. Jones - $12,200; and Mr. Mosteller - $27,200. For further information regarding these rights, see "Certain Relationships and Related Transactions."

(4) The foregoing does not reflect 1993 salary and bonus Mr. Manoogian received from MascoTech as its Chairman of the Board and Chief Executive Officer ($500,000) or from TriMas as its Chairman of the Board ($100,000).

Option Grant Table

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                  INDIVIDUAL GRANTS                                  ANNUAL RATES
                         -------------------------------------------------------------------        OF STOCK PRICE
                                                    % OF TOTAL                                     APPRECIATION FOR
                         NUMBER OF SECURITIES     OPTIONS GRANTED                                   OPTION TERM(2)
                              UNDERLYING           TO EMPLOYEES       EXERCISE    EXPIRATION    ----------------------
         NAME              OPTIONS GRANTED            IN 1993          PRICE         DATE          5%          10%
- ----------------------   --------------------    -----------------    --------    ----------    --------    ----------

Richard A. Manoogian                 0

Wayne B. Lyon                   35,956(1)              12.1%         $34 5/8         2/28/01    $528,000    $1,239,000
                                75,529(1)              25.3%          35 3/8        12/10/97     578,000     1,245,000
                                14,640(1)               4.9%          36 1/2        12/10/97     115,000       248,000

Raymond F. Kennedy                   0

Ronald L. Jones                      0

Richard G. Mosteller            17,000(1)               5.7%         $29 3/8         2/28/01    $228,000    $  542,000

- -------------------------
(1) Options granted in 1993 consist solely of restoration options, and are equal to the number of shares delivered to exercise prior options. The exercise price of restoration options is equal to the market value of Company Common Stock on the date the original options were exercised. Except for Mr. Mosteller's restoration option, which is exercisable currently, the other three restoration options become exercisable in June 1994. For further information, see "Executive Compensation Committee Report."

(2) These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

Option Exercises and Year-End Value Table

     The following table sets forth information concerning each exercise of stock options during 1993 by each of the named executive officers and the value at December 31, 1993 of unexercised options held by such individuals. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant through December 31, 1993 (when the closing price of Company Common Stock was $37 per share.) The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 1993, AND DECEMBER 31, 1993 OPTION VALUE

                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS AT                    OPTIONS AT
                              SHARES                        DECEMBER 31, 1993             DECEMBER 31, 1993
                             ACQUIRED       VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE    REALIZED    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
- --------------------------  -----------   ----------   -------------   -----------   -------------   -----------
Richard A. Manoogian          581,497     $1,308,368      720,000        537,740      $11,450,000    $5,411,398

Wayne B. Lyon                 177,532      1,812,083      466,125              0        5,677,950             0

Raymond F. Kennedy                  0              0      212,000        101,537        3,412,500     1,259,622

Ronald L. Jones                38,000        220,000      206,000         46,000        3,037,500       694,750

Richard G. Mosteller           24,067        207,578      176,000        106,933        2,825,000     1,538,536

Retirement Plans

     The executive officers participate in a Pension Plan maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 (subject to maximum limits under federal pension law) for various levels of compensation and service under the Pension Plan.

                               PENSION PLAN TABLE

                                               YEARS OF SERVICE(1)
                       -------------------------------------------------------------------
REMUNERATION(2)           5          10          15          20          25          30
- ---------------        -------    --------    --------    --------    --------    --------

$  200,000             $11,290    $ 22,580    $ 33,870    $ 45,161    $ 56,451    $ 67,741

   400,000              22,580      45,161      67,741      90,321     112,902     118,000

   600,000              33,870      67,741     101,611     118,800     118,800     118,800

   800,000              45,160      90,321     118,800     118,800     118,800     118,800

 1,000,000              56,451     112,902     118,800     118,800     118,800     118,800

 1,200,000              67,741     118,800     118,800     118,800     118,800     118,800

- -------------------------
(1) The Pension Plan provides for credited service and common vesting on account of employment with the Company, MascoTech, TriMas and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the Pension Plan's calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a MascoTech or TriMas plan. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to 2/10 of 1 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are: Mr. Manoogian and Mr. Mosteller - 30 (the maximum credited service); Mr. Lyon - 22; Mr. Kennedy - 16; and Mr. Jones - 6.

(2) For purposes of determining benefits payable, remuneration is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement. The amount of cash compensation in the Summary Compensation Table that can be used for determining benefit accruals under the Pension Plan is limited by federal pension law to $222,220 for 1991, $228,860 for 1992 and $235,840 for 1993.

     Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's Pension Plan and supplemental disability benefits. Each participant is designated by the Compensation Committee or the Chairman of the Board (and approved by the Compensation Committee in the case of the Company officers) to receive annually upon retirement on or after the age of 65, an amount which, when combined with benefits under the Company's Pension Plan and Profit Sharing Plan (valued as annuities) and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation received from the Company (limited to base salary and regular year-end cash bonus) up to a combined maximum annual payment of $500,000. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, the participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. The named executive officers participate in this plan.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on Company Common Stock with the cumulative total return of the S&P 500 Stock Index and an index consisting of an equally weighted average of the S&P Building Materials Index and the S&P Furniture & Household Products Index (which reflect the Company's two primary business lines) for the period from January 1, 1989 through December 31, 1993. The graph assumes investments of $100 on December 31, 1988 in Company Common Stock, the S&P 500 Stock Index and an index consisting of an equally weighted average of the S&P Building Materials Index and the S&P Furniture & Household Products Index, and the reinvestment of dividends.

                                                                  Average of
                                                                 S&P Building
                                                                 Materials and
      Measurement Period                                          S&P Furni-
    (Fiscal Year Covered)            MASCO          S&P 500      ture Indices
1988                                  $ 100.00        $ 100.00        $ 100.00
1989                                     99.06          131.69          107.72
1990                                     71.47          127.61           76.27
1991                                    100.55          166.49          110.49
1992                                    129.61          179.18          133.08
1993                                    165.08          197.23          176.97

     The table below sets forth the value as of December 31 of each of the years indicated of $100 investments made on December 31, 1988 in Company Common Stock, the S&P 500 Stock Index and an index consisting of an equally weighted average of the S&P Building Products Index and the S&P Furniture & Household Products Index, and the reinvestment of dividends.

                                                                  Average of
                                                                 S&P Building
                                                                 Materials and
      Measurement Period                                          S&P Furni-
    (Fiscal Year Covered)            MASCO          S&P 500      ture Indices
1988                                  $ 100.00        $ 100.00        $ 100.00
1989                                     99.06          131.69          107.72
1990                                     71.47          127.61           76.27
1991                                    100.55          166.49          110.49
1992                                    129.61          179.18          133.08
1993                                    165.08          197.23          176.97

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Koning, Morgan and Simone. From time to time Morgan Lewis Githens & Ahn, of which Mr. Morgan is a partner, performs investment banking and othre services for the Company and MascoTech.
For 1993, the Company paid such firm aggregate fees of $1.2 million, plus expenses, for services in connection with the Company's public offerings of debt securities and general investment advisory services. Eugene A. Gargaro, Jr., an executive officer of the Company, serves on the Compensation Committees of MascoTech and TriMas. Richard A. Manoogian, an executive officer of MascoTech and TriMas, is Chairman of the Board and Chief Executive Officer of the Company.

                             CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

MASCOTECH, INC.

     The Company owns approximately 41 percent of the outstanding voting stock of MascoTech (formerly Masco Industries, Inc.) which was created by the Company in its 1984 restructuring. As part of the restructuring, the Company entered into certain agreements with MascoTech.

MascoTech Corporate Services Agreement

     Under a Corporate Services Agreement, the Company provides MascoTech and its subsidiaries with office space for its executive offices, use of the Company's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for MascoTech's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from the Company's performance of research and development services on behalf of MascoTech. MascoTech paid the Company approximately $11 million for 1993 under this agreement, which is terminable by MascoTech at any time and by the Company at the end of any calendar year, in each case upon at least 90 days notice.

MascoTech Corporate Opportunities Agreement

     The Company and MascoTech have entered into a Corporate Opportunities Agreement to address potential conflicts of interest with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into businesses in which the other party is engaged, without the consent of the other party. It will continue in effect until one year after the termination of the Corporate Services Agreement, and thereafter will be renewed automatically for one-year periods, subject to termination by either party at least 90 days prior to any such scheduled renewal date.

MascoTech Stock Repurchase Agreement

     Under a Stock Repurchase Agreement, the Company has the right to sell to MascoTech, at fair market value, shares of MascoTech common stock if the Company's ownership of MascoTech common stock would exceed 49 percent as a result of MascoTech repurchases of its common stock. The Company has advised MascoTech that it intends to exercise such right whenever necessary to prevent its ownership of MascoTech common stock from exceeding 49 percent of the MascoTech common stock then outstanding.

MascoTech Assumption and Indemnification Agreement

     Under an Assumption and Indemnification Agreement, MascoTech assumed, and agreed to indemnify the Company against, substantially all of the liabilities and obligations of the businesses transferred to it in the Company's 1984 restructuring, including claims and litigation pending at the time of the transfer or asserted thereafter based on events or circumstances that occurred or existed prior to the transfer.

TRIMAS CORPORATION

     Effective October 1, 1988, MascoTech transferred to TriMas various businesses and cash in exchange for common stock and other securities of TriMas. In a related transaction, the Company, which prior to such transfer had an equity ownership interest in TriMas, purchased for cash additional TriMas common stock. As part of these transactions, TriMas agreed to indemnify MascoTech against substantially all of the liabilities and obligations of the businesses transferred to it, and the three companies entered into certain other agreements described below. As of April 1, 1994 the Company and MascoTech owned 5.3 percent and 42.5 percent, respectively, of outstanding TriMas common stock.

TriMas Corporate Services Agreement

     Under a Corporate Services Agreement, the Company provides TriMas and its subsidiaries with use of the Company's data processing equipment and services, certain research and development services, corporate administrative staff and other support services, in return for TriMas' payment of an annual base service fee of .8 percent of TriMas' consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of certain information which may arise from the Company's performance of research and development services on behalf of TriMas. TriMas paid the Company approximately $2.4 million in 1993 under this agreement, which is terminable by TriMas at any time upon at least 90 days notice and by the Company at the end of any calendar year upon at least 180 days notice.

TriMas Corporate Opportunities Agreement

     The Company, MascoTech and TriMas have entered into a Corporate Opportunities Agreement to address potential conflicts of interest with respect to future business opportunities. It materially restricts TriMas' ability to enter into businesses in which the Company or MascoTech are engaged without the consent of the Company or MascoTech. This agreement will continue in effect until at least two years after the termination of the TriMas Corporate Services Agreement and thereafter will be renewed automatically for one-year periods, subject to termination by any party at least 90 days prior to any such scheduled renewal date.

TriMas Stock Repurchase Agreement

     Under a Stock Repurchase Agreement, the Company and MascoTech have the right to sell to TriMas, at fair market value, shares of TriMas common stock under certain circumstances that would result in an increase in their respective ownership of the then outstanding TriMas common stock. The

Company and MascoTech have advised TriMas that they intend to exercise such right whenever necessary to prevent their ownership of TriMas common stock from equaling or exceeding 20 percent and 50 percent, respectively, of the TriMas common stock then outstanding, or if the Company or MascoTech then determines such action to be in its respective best interest.

OTHER RELATED TRANSACTIONS

     In March 1993, the Company and MascoTech partially restructured their affiliate relationships through transactions that reduced the Company's common equity ownership of MascoTech and resulted in MascoTech's acquisition of the Company's investments in Emco Limited, a major Canadian manufacturer and distributor of building and energy-related products. As part of the restructuring, MascoTech acquired from the Company approximately 43 percent of the outstanding common stock and convertible debentures of Emco, 10 million shares of MascoTech common stock and 775,000 shares of MascoTech's 12% Exchangeable Preferred Stock (which was issued in connection with MascoTech's repurchase in 1990 of a portion of its common stock then held by the Company). In exchange, the Company received from MascoTech $87.5 million in cash, one million shares of MascoTech's 10% Exchangeable Preferred Stock and seven-year warrants to purchase 10 million shares of MascoTech common stock at $13 per share. The Company may not exercise the warrants if, after giving effect to such exercise, the Company would own more than 35 percent of the outstanding shares of MascoTech common stock. The Company also entered into an agreement to purchase from MascoTech at its option within two years up to $200 million aggregate amount of additional securities, consisting of exchangeable preferred stock and subordinated debentures. In addition, MascoTech agreed to file registration statements under the federal securities laws to enable the Company from time to time to publicly dispose of securities of MascoTech held by the Company. The determination of the amount of consideration exchanged by the Company and MascoTech and other terms of the transactions resulted from negotiations between the parties.

     In November 1993, MascoTech repurchased the one million shares of its 10% Exchangeable Preferred Stock held by the Company for cash in the amount of $100 per share, plus an amount equal to the accrued and unpaid dividends from October 1, 1993. Concurrently the March 1993 securities purchase agreement was modified so that the Company is now obligated thereunder to purchase from MascoTech at its option through March 31, 1997 up to $200 million of subordinated debentures. In addition, MascoTech called for redemption all of its $187 million aggregate principal amount of 6% Convertible Subordinated Debentures Due 2011, $130 million of which were held by the Company. The Company converted its 6% Debentures into 7.2 million shares of MascoTech common stock. For 1993, MascoTech paid approximately $16.2 million to the Company as interest on the 6% Debentures and dividends on the 12% Preferred Stock and the 10% Preferred Stock then held by the Company. MascoTech GmbH, a German subsidiary of MascoTech, and Masco GmbH, a German subsidiary of the Company, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable to Masco GmbH during 1993 was approximately $1.0 million and the largest amount outstanding payable to MascoTech GmbH during 1993 was approximately $.5 million.

     TriMas acquired several businesses from the Company in early 1990 and is obligated to make additional purchase price payments if the combined profitability of such businesses reaches certain levels. As part of the transaction, the Company agreed to indemnify TriMas against certain liabilities of the acquired businesses.

     MascoTech and TriMas participate with the Company in a number of national purchasing programs, which enable each of them to obtain favorable terms from certain of their service and product suppliers. From time to time, sales of products and services and other transactions may occur among the Company, MascoTech and TriMas. During 1993, as a result of such sales and other transactions, the Company paid approximately $4.4 million and $2.3 million to MascoTech and TriMas, respectively, and received approximately $.4 million from MascoTech. In addition, MascoTech paid approximately $2.4 million to TriMas and TriMas paid approximately $1.5 million to MascoTech for 1993 as a result of such sales and other transactions.

     In 1988 the Company and MascoTech jointly established Masco Capital Corporation to seek business and other investment opportunities of mutual interest that for various reasons were viewed as more appropriate undertakings on a joint basis rather than individually. In 1988 Masco Capital made an investment in Payless Cashways, Inc., a building materials specialty retailer. In connection with this investment, Payless entered into a multi-year supply agreement with the Company covering the purchase of certain competitively priced products of the Company and any affiliate designated by the Company, including MascoTech. In December 1991, the Company purchased MascoTech's 50 percent ownership interest in Masco Capital for approximately $49.5 million and may make additional payments based upon any aggregate net increase in the value of Masco Capital's remaining investments through late 1994.

     As previously disclosed, the Company devised an incentive program to assist in the retention of corporate officers and senior corporate operating executives by providing them with the opportunity to purchase in 1989, on a restricted basis, shares of TriMas common stock owned by the Company. Shares were purchased by the participants at a price of $11 1/4 per share (all share amounts and per share prices in this paragraph have been adjusted for the 100 percent common stock distributions effected by TriMas in 1990 and 1993). Payment of the purchase price was made in the form of a promissory note from each participant to the Company, maturing on June 30, 1994 and bearing interest at the rate of 7 percent per annum payable at maturity. If a participant's employment should be terminated at the request of the Company (other than following certain events constituting a change in control of the Company), the participant's promissory note would remain payable on the original maturity date but without interest. In that event, however, the Company would retain the right to reacquire any unsold shares at the original purchase price and, in the case of shares which a participant has sold, to recover the original purchase price plus the participant's net after-tax profits accruing from the sold shares. The participating executive officers of the Company purchased TriMas shares as follows, and have paid off their promissory notes with prepayments beginning in 1992 except as otherwise stated: Gerald Bright - 20,000 shares; David A. Doran - 120,000 shares; Ronald L. Jones - 80,000 shares (no prepayments); Raymond F. Kennedy - 120,000 shares; John R. Leekley - 120,000 shares; Wayne B. Lyon - 200,000 shares; Richard A. Manoogian 640,000 shares (in addition to 800,000 shares purchased from MascoTech pursuant to a similar program) (no prepayments); Richard G. Mosteller - 200,000 shares;

John C. Nicholls - 80,000 shares; Robert B. Rosowski - 40,000 shares; Samuel Valenti, III - 200,000 shares (no prepayments); and David G. Wesenberg - 20,000 shares.

     In 1989 the Company made long-term restricted stock awards to a large number of Company employees that were combined with tandem rights to phantom TriMas shares. The value of a phantom TriMas share is deemed to be equal to the value of a share of TriMas common stock. At the time of the grant the aggregate value of the shares of Company Common Stock awarded to each participant was equal to the aggregate value of the alternative phantom TriMas shares that were awarded. The phantom TriMas shares vest on the same schedule as the shares of Company Common Stock. On each vesting date the participant receives the benefit of the then current value of the vesting shares of Company Common Stock or the then current value of the vesting phantom TriMas shares, whichever is greater. If the value of the vesting phantom TriMas shares is greater, the participant receives the vesting shares of Company Common Stock and the excess is paid in cash. If the value of the vesting phantom TriMas shares is less, the participant receives only the vesting shares of Company Common Stock.

     The Company has outstanding two loans to Ronald L. Jones, the Company's President - Home Furnishings Products, originally made to assist in compensating Mr. Jones for benefits lost when he left his prior employment and for relocation expenses in joining the Company at its offices in North Carolina. These loans were reduced by payments of principal and interest from $282,000 in 1993 to $230,000 at the present time. The loans are evidenced by a 5.12 percent demand promissory note in the principal amount of $100,000 and a 7 percent promissory note for the balance.

     In December 1993, TriMas called for redemption all of its $100 Convertible Participating Preferred Stock, which was held solely by MascoTech. MascoTech exercised its right to convert the preferred stock into approximately 7.8 million shares of TriMas common stock.

     In November 1993, as part of its plan to dispose of its energy-related businesses, MascoTech sold to TriMas Lamons Metal Gasket Co., for a purchase price of $60 million plus additional future payments contingent upon the level of profitability of Lamons. The determination of the amount of consideration paid by TriMas to MascoTech and the terms of the transaction resulted from extensive negotiations between the parties. As part of the transaction, MascoTech agreed to indemnify TriMas against certain liabilities of the acquired business.

     Subject to certain conditions, TriMas has agreed, upon the request of MascoTech or the Company, to file registration statements under the federal securities laws to permit the sale of TriMas common stock in public offerings. In addition, the Company and MascoTech entered into arrangements with TriMas for the registration of shares of TriMas common stock held by certain executives of the Company and MascoTech, including Richard A. Manoogian, under the incentive programs established by such companies which are described above. TriMas bears the expense of such filings, other than fees and expenses of underwriters and counsel for MascoTech and the Company, and provides indemnification against certain liabilities arising from such transactions.

     Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with MascoTech, TriMas and others. The MascoTech and TriMas Corporate Opportunities Agreements and other aspects of the relationships among the three companies may affect their ability to make acquisitions and develop new businesses under certain circumstances. Four persons affiliated with the Company are members of MascoTech's Board of Directors and three persons affiliated with the Company are members of TriMas' Board of Directors. Mr. Manoogian, the Company's Chairman of the Board and Chief Executive Officer, is also the Chairman of the Board and Chief Executive Officer of MascoTech and the Chairman of the Board of TriMas and is a significant stockholder of all three companies. Mr. Morgan, who is a Director of the Company, is also a Director of MascoTech and TriMas, and Mr. Mosteller, who is an executive officer of the Company, is also a Director of MascoTech. Mr. Gargaro, who became an executive officer of the Company in October 1993, is also a Director of MascoTech and TriMas. During 1993, Mr. Gargaro and the law firm in which he was a partner prior to October 1993 performed legal services for the Company, MascoTech and TriMas and certain of their respective Directors and officers. Mr. Gargaro is also a Director of the Richard and Jane Manoogian Foundation and of the Maryann and Wayne B. Lyon Foundation. Officers and other key employees of the Company receive benefits based upon the value of the common stock of the Company, MascoTech and TriMas under certain Company programs. See "Compensation of Executive Officers."

     The following table sets forth the number of shares of MascoTech and TriMas common stock beneficially owned as of April 1, 1994 by the Company's Directors and named executive officers and by all Directors and executive officers of the Company as a group:

                                                        SHARES OF             SHARES OF
                                                     COMMON STOCK OF       COMMON STOCK OF
                                                        MASCOTECH         TRIMAS CORPORATION
                      NAME                          BENEFICIALLY OWNED    BENEFICIALLY OWNED
- -------------------------------------------------   ------------------    ------------------
Dr. Lillian Bauder...............................                0                     0
Ronald L. Jones..................................                0                     0
Raymond F. Kennedy...............................           14,400                90,000
Erwin L. Koning..................................            3,000                 1,160
Wayne B. Lyon....................................           38,000               204,484
Richard A. Manoogian.............................        4,676,626             1,801,852
John A. Morgan...................................           24,000                 8,000
Richard G. Mosteller.............................           18,000                     0
Arman Simone.....................................           20,000                 2,880
Peter W. Stroh...................................                0                     0
All 19 Directors and executive officers of the
  Company as a group (excluding subsidiary,
  divisional and group executives)...............        4,968,026             2,360,376

     The only Director or executive officer of the Company who beneficially owns one percent or more of MascoTech or TriMas common stock is Mr. Manoogian, who owns 7.6 percent of MascoTech common stock and 4.9 percent of TriMas common stock. Directors and executive officers of the Company as a group own 8.1 percent of MascoTech common stock and 6.4 percent of TriMas common stock. Shares beneficially owned by Mr. Manoogian and by the Directors and executive officers of the Company as a group include in each case 202,560 shares of MascoTech common stock and 33,008 shares of TriMas common stock owned by charitable foundations of which Mr. Manoogian is a Director, and 322,490 shares of MascoTech common stock which could be acquired upon conversion of convertible securities owned by the foundations. In addition, Mr. Manoogian may be deemed to be the beneficial owner of 200,000 shares of MascoTech's $1.20 Convertible Preferred Stock (1.9 percent of the total issue outstanding) owned by one of the charitable foundations. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 2,000 shares of MascoTech common stock and 288 shares of TriMas common stock owned by a charitable foundation of which Mr. Lyon is a Director. Shares owned by all Directors and executive officers of the Company as a group include 27,000 shares of MascoTech common stock and 3,284 shares of TriMas common stock owned by trusts of which an executive officer is a trustee. Shares owned by Mr. Simone and by all Directors and executive officers of the Company as a group include 10,000 shares of MascoTech common stock owned by a charitable organization of which Mr. Simone is a Director. The Directors of the foundations and the charitable organization and the trustee exercise voting and investment power with respect to the MascoTech and TriMas securities owned by such foundations, organization and trusts, and Messrs. Manoogian, Simone and Lyon, and the executive officer who is trustee for the trusts disclaim beneficial ownership of such securities.

     Shares are owned with sole voting and investment power, except for shares owned by such foundations, the charitable organization and trusts, 660,000 shares of MascoTech common stock issuable to Mr. Manoogian under MascoTech stock options that are exercisable prior to May 31, 1994, and unvested restricted shares of MascoTech common stock issued under the Company's (Industries) Plan (14,400 shares for Mr. Kennedy, 18,000 shares for Mr. Lyon, 195,000 shares for Mr. Manoogian, 18,000 shares for Mr. Mosteller and 318,600 shares for all Directors and executive officers of the Company as a group) and under MascoTech's Restricted Stock Incentive Plan (19,800 shares for both Mr. Manoogian and all Directors and executive officers of the Company as a group).

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals intended to be presented at the 1995 Annual Meeting of Stockholders of the Company must be received by the Company at its address stated above by December 19, 1994, to be considered for inclusion in the Company's Proxy Statement and Proxy relating to such meeting.

                            INDEPENDENT ACCOUNTANTS

     The firm of Coopers & Lybrand has acted as the Company's independent accounting firm for a number of years and is so acting during the current year. Representatives of Coopers & Lybrand are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgement.

                                              By Order of the Board of Directors


                                                     /s/  EUGENE A. GARGARO, JR.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary
Taylor, Michigan
April 18, 1994

                                   MASCO'S
                        ANNUAL MEETING OF STOCKHOLDERS
                       AT MASCO CORPORATE HEADQUARTERS
                             21001 VAN BORN ROAD
                            TAYLOR, MICHIGAN 48180

                     Meeting Location Map (See Appendix)

Directions to Masco Corporation Headquarters


FROM DOWNTOWN DETROIT (EAST)
- - Take I-94 west to the Pelham Road exit.
- - Turn right onto Pelham Road and travel to Van Born Road.
- - Turn left onto Van Born Road and proceed to the corporate office.

FROM METRO AIRPORT (WEST)
- - Take I-94 east to Pelham/Southfield Road exit.
- - Turn left onto Pelham and travel to Van Born Road.
- - Turn left onto Van Born Road and proceed to the corporate office.

FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- - Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
- - Stay on the service drive and proceed to Van Born Road.
- - Bear right onto Van Born Road and travel to the corporate office.

FROM TOLEDO (SOUTH)
- - Take I-75 north to the Telegraph Road north exit.
- - Proceed on Telegraph Road north to Van Born Road.
- - Turn right on Van Born Road and proceed to the corporate office.

       Proxy for Annual Meeting of Stockholders to be held May 18, 1994
                              MASCO CORPORATION
             Proxy Solicited on Behalf of the Board of Directors


The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD
A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 18, 1994 at 10:00 A.M. Eastern daylight time and at any adjournment thereof:

1.) As indicated on the reverse hereof; and 2.) In their discretion upon such other business as may properly come before the meeting.

            (Continued and to be signed and dated on other side.)



Comments/Address Change:_______________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

- --------------------------------------------------------------------------------

(Continued from reverse side.)
/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                               For All   With-
                                                         For   Except    hold
1.) Election of Directors                                / /     / /     / /
    CLASS III: RICHARD A. MANOOGIAN AND ERWIN L. KONING

If elected, CLASS III nominees will serve until the 1997 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

AUTHORITY TO VOTE FOR EITHER NOMINEE MAY BE WITHHELD BY STRIKING
THROUGH THE NAME OF SUCH NOMINEE AND MARKING THE "FOR ALL EXCEPT" BOX.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS ABOVE. IF SPECIFICATIONS ARE NOT MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF BOTH NOMINEES.





                                                                      Mark box at right if comments or address
                                                                      change are noted on the reverse side.     / /

                                                                      NOTE:  Please date, sign and return this Proxy promptly in the enclosed envelope.  Executors, administrators, trustees, etc.
                                                                      should so indicate when signing.  If the signature is for a corporation, please sign the full corporate name by an
                                                                      authorized officer.  If the signature is for a partnership,
                                     DATE                             please sign the full partnership name by an authorized
                                         -----------------------      partner.  If shares are registered in more than one  name, all holders should sign.



- ------------------------------        --------------------------
     SHAREHOLDER SIGN HERE               JOINT-OWNER SIGN HERE                     RECORD DATE SHARES:




    APPENDIX OF GRAPHICAL MATERIALS PURSUANT TO REGULATION S-T ITEM 304(a)





On the Back Cover:      A map which shows the location area of the Detroit
                        Metropolitan Area where the Company headquarters are.